As filed with the Securities and Exchange Commission on November 16, 2006
Registration No. 333- ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTELGENX TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	87-0638336
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6425 Abrams, Ville Saint Laurent, Quebec H4S 1X9 Canada
(Address of Principal Executive Offices) (Zip Code)

2006 STOCK OPTION PLAN
(Full Title of the Plan)

Dr. Horst G. Zerbe
President & Chief Executive Officer

IntelGenx Technologies Corp.
6425 Abrams, Ville Saint Laurent, Quebec H4S 1X9, Canada
(Name and Address of Agent For Service)

(514)331-7440
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered(1)	Per Share(2)	Offering Price	Registration Fee
Common Stock, $.00001 par value	1,600,749	$ 0.60	$ 960,449	$ 102.77

(1)     We are registering the shares of common stock set aside and reserved for issuance under the 2006 Stock Option Plan as approved by stockholders at the annual meeting on August 10, 2006. In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may be issuable with respect to the shares being registered as a result of stock splits, stock dividends and similar changes under the Plan.

(2)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c). We have utilized the price of $0.60 per common share which was derived by adding a liquidity premium to the subscription price paid pursuant to subscription agreements entered into and accepted by IntelGenx Corp., a subsidiary at the Registrant, on April 28, 2006 and exchanged on a one for one basis for shares of the Registrant on the same date.

PART I         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item I The documents containing the information required by this Part I are not required to be filed as part of this Registration Statement on Form S-8 pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") and the introductory note to Part I of Form S-8. Such documents and the documents incorporated by reference in this Registration Statement on Form S-8 in Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

Item 2 The documents containing the information required by this Part I will be sent or given to participants in the IntelGenx Technologies Corp. 2006 Stock Option Plan (the "Plan") as required by Rule 428(b)(1). The documents incorporated by reference in this Registration Statement on Form S-8 (other than exhibits to such documents) and other documents required to be delivered to employees pursuant to Rule 428(b) will be sent or given without charge to participants in the Plan upon written or oral request. Written requests should be directed to IntelGenx Technologies Corp., 6425 Abrams, Ville Saint Laurent, Quebec H4S 1X9, Canada, Attn. Chief Executive Officer. Telephone requests may be directed to (514) 331-7440).

PART II         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement on Form S-8:

1.     The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed on April 14, 2006;

2.     The Registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2006 and June 30, 2006, filed on May 22, 2006 and August 22, 2006, respectively.

3.     The Registrant's Current Reports on Form 8-K filed on August 23, 2006, June 21, 2006, May 5, 2006 and April 13, 2006;

4.     The Registrant's Definitive Proxy Statement filed with the Commission on July 31, 2006; and

5.     The description of the Registrant's Common Stock ($.00001 par value) contained in the Registrant's Registration Statement No. 000-31187 on Form 10SB12G, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is also deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interests of Named Experts and Counsel

Not applicable

Item 6.     Indemnification of Directors and Officers

Under Section 145(a) of the General Corporation Law of Delaware, we may indemnify any of our officers or directors in any action other than actions by or in the right of our company, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceedings if such director or officer has no reasonable cause to believe his conduct was unlawful. Under Section 145(b), we may indemnify any of our officers or directors in any action by or in the right of our company against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, except where such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by our board of directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers us to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not we would have the power to indemnify him under the provisions of the Delaware General Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections. Our bylaws provide that we shall indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Item 7.     Exemption from Registration Claimed

Not applicable.

Item 8.     Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.     Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Laurent, Province of Quebec, Canada on this 14thh day of November, 2006.

INTELGENX TECHNOLOGIES CORP.

By: /s/ Horst G. Zerbe
Horst G. Zerbe, President
and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of IntelGenx Technologies Corp (the "Registrant") do hereby constitute and appoint Horst G. Zerbe with full power of substitution, our true and lawful attorneys-in-fact and agent to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provision of Rule 462(b) under the Securities Act) hereto; and we do hereby ratify and confirm that all such persons shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Horst Zerbe	Chairman and Chief Executive Officer	November 16 , 2006
Horst Zerbe	(Principal Executive Officer)

*/S/ Joel Cohen	Chief Financial Officer	November 16 , 2006
Joel Cohen	(Principal Financial Officer) and Director

*/s/ Bernard Boudreau	Director	November 16, 2006
Bernard Boudreau

*/s/ David Coffin-Beach	Director	November 16, 2006
David Coffin-Beach

*/s/ Reiza Rayman	Director	November 16, 2006
Reiza Rayman

*By: /s/Horst Zerbe		November 16, 2006
Horst Zerbe, Attorney in Fact

Exhibit Index

Exhibit
Number	Description

5.1*	Opinion of Hogdson, Russ LLP

10.1*	IntelGenx Technologies Corp. 2006 Stock Option Plan

23.1*	Consent of Hodgson Russ LLP ( included in Exhibit 5.1)

23.2*	Consent of RSM Richter

23.3*	Consent of Chisolm, Bierwolf & Nilsen

23.4*	Power of attorney (included on signature page)

*Filed herewith.